UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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ONLINE RESOURCES CORPORATION

(Name of Registrant as Specified In Its Charter)
TENNENBAUM CAPITAL PARTNERS, LLC
TENNENBAUM OPPORTUNITIES PARTNERS V, LP
SPECIAL VALUE OPPORTUNITIES FUND, LLC
SPECIAL VALUE EXPANSION FUND, LLC
MICHAEL LEITNER
HUGH STEVEN WILSON
JOHN DORMAN
EDWARD D. HOROWITZ
BRUCE A. JAFFE

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TENNENBAUM CAPITAL PARTNERS TM
March 19, 2009
PROTECT YOUR INVESTMENT IN ONLINE RESOURCES
VOTE THE ENCLOSED BLUE PROXY CARD TODAY
Dear Fellow Shareholder:
     We recently mailed you proxy materials seeking your support to bring about much needed change at Online Resources by electing three new, highly qualified and independent directors at the upcoming annual meeting of shareholders scheduled for May 6, 2009. As the Company’s largest shareholder, beneficially owning almost 22% of the outstanding common shares, we are extremely disappointed with the performance of the current Board of Directors and the destruction of shareholder value. We strongly believe change is needed and now is the time for all shareholders to take a stand.
     In our opinion Matthew Lawlor, Online Resources’ Chairman and CEO, has for years run the Company as his personal fiefdom. We believe that the Board has failed to provide critical oversight of senior management. Instead, most members of the Board have only extended unwavering support for Mr. Lawlor and turned a blind eye to his corporate governance actions, many of which we believe are not in the best interest of all shareholders. We strongly believe that the existing Board has elected to let Mr. Lawlor continue to act as if he is the founder of a private company, rather than the CEO of a publicly traded company that has a fiduciary duty to take actions that maximize value for all shareholders. The results of these practices are clear: since the acquisition of Princeton eCom over two years ago, shareholders have faced a declining stock price that has significantly underperformed its peer group, declining 75% while the industry peer group has declined an average of 19%.1
     We believe that Online Resources is at a crossroad. Electing our three highly qualified and independent nominees — John Dorman (former Chairman and CEO of Digital Insight Corporation); Edward D. Horowitz (former President and CEO of SES Americom and former EVP of Citigroup’s Advanced Development Unit); and Bruce A. Jaffe (former head of Corporate Development of Microsoft Corporation) — is the first step towards imposing true independent oversight over the Lawlor administration and protecting your investment in Online Resources. Please act now.

[1]	Based on stock prices from May 8, 2006 (from November 2, 2007 for Metavante Technologies, Inc.) through March 16, 2009 for peer group, which includes S1 Corporation, Intuit Inc., Fidelity National Information Services Inc., Fiserv Inc., Jack Henry & Associates, Inc. and Metavante Technologies, Inc.
2951 28th Street, Suite 1000, Santa Monica, California 90405

Online Resources’ Abysmal Corporate Governance Practices
     The current Board is largely composed of individuals Mr. Lawlor has personally selected over the years and who we believe are incapable of acting independently of his wishes. Indeed, a majority of the Board is content to go along with Mr. Lawlor’s management style, preferring to rubber stamp his decisions, rather than challenge conclusions and assumptions, or otherwise engage in the type of independent thinking that should be the cornerstone of a well functioning board. To the best of our knowledge in the last two years no member of the Board (other than the undersigned) has ever cast a single vote in opposition to management.
     Online Resources’ poor corporate governance practices are epitomized by the fact that Michael Heath, the Board’s so-called “lead independent director” and Chairman of the Corporate Governance Committee, has been an acquaintance of Mr. Lawlor for over 20 years and previously served as President and COO of the Company reporting to Mr. Lawlor. Messrs. Heath’s and Lawlor’s recent self-serving joint statement to shareholders claiming that Mr. Heath provides “objective oversight of the Board’s activities and governance” is disingenuous, at best. In our view Mr. Heath is simply not qualified to be, and certainly does not act as, the lead independent voice in the board room. How could Mr. Heath be independent when in his previous position at the Company he reported to Mr. Lawlor?
     Our independent nominees are prepared, when appropriate, to question and challenge Mr. Lawlor. The election of our nominees to the Company’s Board will increase the effectiveness of the Board by moving from a Board of the CEO-faithful to one of unbiased and proactive directors.
Our Interests Are Aligned With Yours
     The Company’s management has misrepresented that our interests are in conflict with that of other shareholders. This is not the case. In fact, in addition to our investment in the preferred shares, we are the largest common shareholder and have accumulated 2,853,000 shares of common stock at an average price of $8.30. Like you, we are focused on making a return on all elements of our investment in the Company. We are not interested in taking a loss on our shares of common stock to subsidize our preferred stock investment. Nor are we interested in an immediate sale of the Company or a sale at any price. We only require that the Board be realistic about the Company’s prospects and valuation and demand change when a management team consistently fails to deliver results.
     Messrs. Lawlor and Heath have recently referred to us as a “dissident investor”. Dissent, in our opinion, is precisely what is missing from the broken corporate governance machinery that exists today with the current Board. How can Mr. Lawlor and the “lead independent director,” Mr. Heath, suggest that questioning and challenging the strategic direction of the Company is a problem, particularly when the Company’s share price has materially underperformed the industry by such a significant amount? This is the fundamental reason that has led us to initiate this proxy contest — there is no dissent in the board room and no balancing of Mr. Lawlor’s actions.
Our Independent Nominees Will Focus on Maximizing Shareholder Value
     We believe that Mr. Lawlor’s current strategy and execution is failing to deliver value to shareholders. Mr. Lawlor and his management team have not achieved most of its growth plans or margin projections promised in the last few years, and have a long and unfortunate history of revising earnings expectations downward. In our judgment, the Company has also poorly integrated over $225 million of acquisitions (Princeton eCom and ITS), which has left shareholders mortgaged to high financial and operating leverage. These blunders, and many others, have led to a 75% decline of Online Resources’ share price since the Princeton eCom acquisition.
     Our nominees are highly qualified professionals that are prepared to work with other Board members and management to deliver value to ALL shareholders. Our board nominees will immediately add commercial and strategic value through their network of relationships and willingness to challenge senior management and improve the Company’s revenue potential:
•	We expect that our nominee John Dorman, who led Digital Insight through its incredible growth era (and successfully sold the business to Intuit), will sharpen all aspects of the Company’s strategy, leadership and execution. John continues to maintain strong relationships in the sector. We expect John will be an excellent ambassador in the strategic community for the Company’s shareholders and will improve the credibility gap that exists today;

•	We expect that Bruce Jaffe, who at Microsoft held many executive positions including running corporate development and was previously a divisional CFO for a multibillion dollar business group, will be able to assist in identifying and pursuing a broad set of relationships, both with Microsoft and other companies. This will facilitate the pursuit of synergies from integrating the bill payment and internet banking platforms with third party web services and financial management products; and

•	We expect that Ed Horowitz, with his many years at Citigroup and various other CEO level roles, will not only add significant discipline to the Company’s execution strategy and Board actions; but also leverage his Citigroup and other “big bank” financial institution technology relationships to finally hone in on a lasting “big bank” strategy for the Company.
     Furthermore, we believe that an active and energized Board with new talents and resources can enable many initiatives to enhance value, including taking aggressive actions to enhance execution; assess and improve the existing business model; and continuously search for strategic opportunities to enhance shareholder value.

     At this time, when the Company faces a crucial crossroad and the value of your investment may be at stake, we urge you to help determine the future direction of the Company by supporting our nominees. We encourage you to vote the enclosed BLUE proxy today in favor of our independent nominees. Thank you for your cooperation and support.
Sincerely,
Michael Leitner
Managing Partner
Tennenbaum Capital Partners
YOUR VOTE IS IMPORTANT!
If your shares are held in your own name, please sign, date and return the enclosed BLUE proxy today. If your shares are held in “Street-Name,” only your broker or bank can vote your shares and only upon receipt of your specific instructions. Please contact the person responsible for your account to ensure that a BLUE proxy is voted on your behalf.
Do not sign any white proxy card you may receive from Online Resources.
If you have any questions or need assistance in voting your shares, please call:
105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
proxy@mackenziepartners.com
or
CALL TOLL FREE (800) 322-2885